For Immediate release:

                                                                                       Contact: Timothy P. Dooley
                                                                                       Republic Airways Holdings
                                                                                                 Tel. (317) 487-4308

Republic Airways Holdings Announces Second Quarter 2010 Earnings
     Reports Ex-Items Profit for Frontier Airlines

Indianapolis, Indiana, (August 3, 2010) – Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported operating revenues of $683.3 million for the quarter ended June 30, 2010, a 113.6% increase, compared to $320.0 million for the same period last year.  The increase in revenues is primarily due to the acquisition of Frontier Airlines and Midwest Airlines during 2009.  The Company also reported net income of $2.6 million, or $0.08 per diluted share, for the quarter ended June 30, 2010, compared to $14.1 million of net income, or $0.41 per diluted share, for the same period last year.

During the second quarter of 2010, the Company’s pre-tax income of $4.8 million was negatively impacted by a total of $19.7 million of items: $18.5 million of expenses related to the integration of the branded business and accruals for the lease return costs of two A318 and five Q400 aircraft; $6.4 million in negative adjustments for fuel hedges and prior period fuel excise taxes; and a $5.2 million positive adjustment due to a reduction in lease obligations for Midwest aircraft and office facilities.

Excluding all items, the Company’s pre-tax income was $24.5 million as presented in the table below:

($$ in millions)	Fixed-	Branded	Other	Consolidated
	Fee
GAAP pre-tax income (loss)	$18.2	$(14.2)	$0.8	$4.8
Adjustments:
Integration and aircraft return expenses		18.5		18.5
Fuel excise tax and mark-to-market hedge adjustments	2.6	3.8		6.4
Reduction of Midwest lease obligations		(5.2)		(5.2)
Ex-item pre-tax income	$20.8	$2.9	$0.8	$24.5

Additionally, the Company recorded a total of $13.6 million of non-cash adjustments associated with the purchase accounting for Frontier and Midwest: $10.4 million as a reduction of passenger revenues and $3.2 million expense for amortization of intangible assets.  The non-cash adjustments to revenue are expected to continue into the third quarter of 2010 and the intangible asset amortization is expected to continue at current levels for the remainder of 2010.

Second Quarter 2010 Highlights
Fixed-Fee Segment
Total fixed-fee service revenues of $260.2 million declined $50.1 million from prior year’s second quarter.  Excluding fuel reimbursement from our partners, fixed-fee service revenues decreased $42.5 million, or 15% for the second quarter of 2010 due to a 16% reduction in block hours. We have removed 33 aircraft from our fixed-fee operations since June 30, 2009. Income before taxes on the fixed-fee operations was $18.2 million for the quarter. Results were negatively impacted by approximately $2.6 million for an adjustment to fuel excise taxes.  Cost per ASM (CASM), including interest expense but excluding fuel decreased to 7.86¢ for the second quarter of 2010, from 8.03¢ for the same quarter of 2009.

Branded Segment
The Company’s “Branded” business segment includes all operations at Frontier Airlines Lynx Airlines, and Midwest Airlines, collectively referred to as “Frontier”.  Total revenues on Frontier were $418.4 million for the quarter.  Load factor was 85.9% for the quarter and total revenue per ASM (TRASM) was 10.76¢.  Frontier posted a loss before taxes of $14.2 million for the second quarter.  However, excluding the items outlined in the table above, Frontier produced a pre-tax profit of $2.9 million for the second quarter.  Cost per ASM (CASM), excluding fuel, was 7.23¢ for the second quarter of 2010.  Excluding integration costs, aircraft return expenses and the adjustment for the Midwest lease obligations, the unit cost for Frontier, excluding fuel, was 6.89¢ for the quarter.

Fuel costs on Frontier were $141.5 million for the quarter.  Excluding a $3.8 million mark to market loss, the fuel cost per gallon, including into-plane taxes and fees for the quarter was $2.34 compared to $1.68 for the second quarter of 2009.  Frontier has call options for approximately 35% and 10% of its consumption for the third and fourth quarters of 2010 at an average price per gallon, excluding the hedge premium and into-plane taxes and fees of $2.36 and $2.26, respectively.

Other Segment
The Company’s “Other” business segment includes revenues from aircraft subleases, slot rentals and charter operations and expenses associated with those activities and any unassigned aircraft.  The Company reported a pre-tax profit of $0.8 million in the second quarter on this segment.

Fleet
During the quarter the Company took delivery of two A320 aircraft and the final two E190 aircraft previously purchased from US Airways and removed six Q400 aircraft from service.  The Company also placed back into service two E145 aircraft that were previously removed to be returned to the lessors.  The total operational fleet remains unchanged from March 31, 2010 at 282 aircraft as of June 30, 2010.

Balance Sheet Information
At June 30, 2010, the Company had $416.9 million in cash, of which $257.1 million was restricted.  This compares to $350.2 million in cash, of which $192.7 million was restricted as of December 31, 2009.  The Company’s debt decreased to $2.72 billion as of June 30, 2010, compared to $2.79 billion at December 31, 2009.  As of June 30, 2010, approximately 80% of the total debt is fixed-rate.  The Company has significant long-term lease obligations for aircraft that are classified as operating leases and are not reflected as liabilities on the Company’s consolidated balance sheet.  At a 7.0% discount factor, the present value of these lease obligations was approximately $1.19 billion as of June 30, 2010 compared to approximately $1.17 billion reported as of December 31, 2009.

Business Developments
On April 13, 2010, the Company announced the selection of the Frontier Airlines name for its consolidated branded network.  Frontier’s award winning animal trademarks will now be utilized across an even larger customer base.  In July, Frontier and its spokeanimals won an Emmy for a single-spot commercial at the 24th Annual Heartland Emmy Awards. The winning spot debuted on Super Bowl Sunday last February.

During the quarter the Company reported record load factors for Frontier Airlines for each of the three months during the second quarter of 2010 and is reporting total revenue per ASM (TRASM) of 10.76 cents for the second quarter, which is an increase of approximately 2% over the combined result for the same quarter of 2009.  As a reminder, Midwest and Frontier Airlines were acquired on July 31, 2009 and October 1, 2009, respectively.

Frontier now serves more than 70 cities, and has added 18 new markets in 2010, connecting passengers in Milwaukee and Denver to business and leisure destinations coast to coast and to three cities in Mexico.

On July 1, 2010, the Company announced that it will remove four 120-seat Airbus 318s and one 76-seat Embraer 170 aircraft from scheduled service for Frontier in September 2010. Three of these aircraft will be sold to third parties and two will be returned to their lessors.  Beginning in January 2011, Frontier will accept the first of six new 162-seat A320 aircraft. All six aircraft have firm lease financing arranged and will be arriving during the first two quarters of 2011.

On July 21, 2010, the Company announced a letter of intent with Embraer to acquire 24 E190 or E195 aircraft with deliveries beginning in the mid 2011.  The Embraer 190 would offer 99 seats, while the E195 would be configured with 116 seats if the Company chose to convert any of the orders.  Both aircraft types would be configured with STRETCH seating.  The aircraft would be used to replace smaller regional jets in the Company as well as create growth for Frontier into 2012.

Corporate Information
Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Frontier Airlines, Lynx Aviation, Midwest Airlines, Republic Airlines and Shuttle America, collectively “the airlines.” The airlines offer scheduled passenger service on approximately 1,600 flights daily to 128 cities in 47 states, Canada, Costa Rica, and Mexico under branded operations at Frontier and Midwest and through fixed-fee airline services agreements with five major U.S. airlines. The fixed-fee flights are operated under an airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express, and US Airways Express. As of the date of this release, the airlines employ approximately 11,000 aviation professionals and operate 282 aircraft.  For more information on Republic Airways please visit our website at www.rjet.com.

The Company will conduct a telephone briefing to discuss its second quarter results tomorrow morning at 10:30 a.m. EST. This call is being webcast by Thomson/Reuters and can be accessed at Republic Airways Holdings’ website at www.rjet.com. For those wishing to participate, please call 866-356-4123, and for international calls please dial 617-597-5393; the password is 47649065. To listen to a telephone replay of the webcast please call 888-286-8010 and use password 92263208. For international telephone replay, please call 617-801-6888 and use the same password. The replay will be available from August 4, 2010 at 1:30 p.m. until August 11, 2010.

Additional Information
In addition to historical information, this release contains forward-looking statements.  Republic Airways Holdings Inc. (the “Company”) may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “may,” “will,” “should,” “plan,” “estimate,” “predict,” “potential,” “continue,” or “likely” and similar expressions as well as the negative of such expressions are used to identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date.  Republic Airways assumes no obligation to update any forward-looking statement.  Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of many reasons, including, among others, the risk factors disclosed in the Company’s most recent filing with the Securities and Exchange Commission.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

Financial Highlights	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	Change	2010	2009	Change
OPERATING REVENUES
Fixed-fee service	$260,212	$310,343	-16.2%	$511,186	$632,055	-19.1%
Passenger service	403,984	-	NM	740,508	-	NM
Cargo and other	19,088	9,619	98.4%	40,302	13,212	205.0%
Total operating revenues	683,284	319,962	113.6%	1,291,996	645,267	100.2%

OPERATING EXPENSES
Wages and benefits	140,855	65,992	113.4%	279,923	130,582	114.4%
Aircraft fuel	160,452	28,586	461.3%	304,585	60,702	401.8%
Landing fees and airport rents	44,206	18,510	138.8%	83,239	35,408	135.1%
Aircraft and engine rent	60,849	30,205	101.5%	121,622	61,808	96.8%
Maintenance and repair	63,350	46,054	37.6%	121,279	92,635	30.9%
Insurance and taxes	10,926	6,803	60.6%	21,768	13,282	63.9%
Depreciation and amortization	50,817	37,709	34.8%	102,338	73,604	39.0%
Promotion and sales	35,869	-	NM	68,312	-	NM
Impairment of goodwill and other impairments	-	-	NM	11,473	13,335	-14.0%
Other	72,405	32,465	123.0%	153,919	65,506	135.0%
Total operating expenses	639,729	266,324	140.2%	1,268,458	546,862	132.0%
OPERATING INCOME	43,555	53,638	-18.8%	23,538	98,405	-76.1%

OTHER INCOME (EXPENSE)
Interest expense	(39,020)	(34,950)	11.6%	(77,627)	(70,384)	10.3%
Other - net	263	4,894	-94.6%	430	7,639	-94.4%
Total other expense	(38,757)	(30,056)	28.9%	(77,197)	(62,745)	23.0%

INCOME BEFORE INCOME TAXES	4,798	23,582	-79.7%	(53,659)	35,660	-250.5%

INCOME TAX EXPENSE (BENEFIT)	2,183	12,112	-82.0%	(19,814)	22,030	-189.9%

NET INCOME (INCLUDING NONCONTROLLING INTERESTS)	2,615	11,470	-77.2%	(33,845)	13,630	-348.3%

Net income attributable to noncontrolling interest in MFSI	-	2,647	-100.0%	-	2,647	-100.0%

NET INCOME (LOSS) OF THE COMPANY	$2,615	$14,117	-81.5%	$(33,845)	$16,277	-307.9%
PER SHARE, BASIC	$0.08	$0.41	-80.5%	$(0.99)	$0.48	-306.3%
PER SHARE, DILUTED	$0.08	$0.41	-80.5%	$(0.99)	$0.48	-306.3%
Weighted Average Common Shares
Basic	34,295	34,205	0.3%	34,283	34,194	0.3%
Diluted	34,314	34,205	0.3%	34,298	34,194	0.3%

Unaudited Operating Highlights

Operating Highlights – Fixed-Fee	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	Change	2010	2009	Change
Fixed-fee service revenues, excluding fuel (000)	$241,254	$283,771	-15.0%	$477,691	$573,367	-16.7%
Passengers carried	4,587,990	5,137,890	-10.7%	8,406,246	9,571,699	-12.2%
Revenue passenger miles (000)	2,228,906	2,608,360	-14.5%	4,193,473	4,865,462	-13.8%
Available seat miles (000)	2,838,454	3,395,236	-16.4%	5,590,667	6,719,607	-16.8%
Passenger load factor	78.5%	76.8%	1.7 pts	75.0%	72.4%	2.6 pts
Cost per available seat mile, including interest expense (cents) ¹	8.53	8.87	-3.8%	8.56	9.19	-6.9%
Cost per available seat mile, including interest and excluding fuel expense (cents) ¹	7.86	8.03	-2.1%	7.96	8.08	-1.5%
Operating aircraft at period end:
37-50 seats	64	80	-20.0%	64	80	-20.0%
70-86 seats	113	130	-13.1%	113	130	-13.1%
Block hours	148,349	176,705	-16.0%	292,264	355,140	-17.7%
Departures	90,203	105,589	-14.6%	172,602	210,281	-17.9%
Average daily utilization of each aircraft (hours)	9.9	9.7	2.1%	9.8	9.7	1.0%
Average length of aircraft flight (miles)	473	486	-2.7%	485	487	-0.4%
Average seat density	67	66	1.5%	67	66	1.5%

Operating Highlights – Branded	Three Months Ended June 30,	Six Months Ended June 30,
	2010	2010
Total revenues	$418,433	$770,770
Passengers carried	3,890,449	7,101,824
Revenue passenger miles (000)	3,338,610	6,138,123
Available seat miles (000)	3,887,705	7,584,401
Passenger load factor	85.9%	80.9%
Total revenue per available seat mile (cents)	10.76	10.16
Passenger revenue per ASM (cents)	10.39	9.76
Cost per available seat mile (cents) [1,2]	10.79	10.82
Fuel cost per available seat mile (cents) [2]	3.56	3.51
Cost per available seat mile, excluding fuel expense (cents) [1,2]	7.23	7.31
Gallons consumed	58,744,514	113,640,865
Average cost per gallon [2]	$2.34	$2.33
Operating aircraft at period end:
37-50 seats	14	14
70-99 seats	37	37
120+ seats	54	54
Block hours	97,846	193,906
Departures	47,291	92,632
Average daily utilization of each aircraft (hours)	11.0	11.1
Average length of aircraft flight (miles)	825	827
Average seat density	100	99

¹ Costs (in all periods) exclude impairments and other expenses not attributable to either fixed-fee or branded segments.
² Excludes mark-to-market fuel hedge adjustment of $3.8 million and $5.4 million for the three months and six months ended June 30, 2010